Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WASHINGTON AT SEATTLE

In Re	)	Chapter 11
)
ARCHER USA INC., LENCO MOBILE,	)	No. 14-16659-TWD
INC.	)	LEAD CASE
)
)
	)	No. 14-16660-TWD
	)	Substantively Consolidated
)
)
	)	ORDER CONFIRMING MODIFIED
Debtors.	)	PLAN OF REORGANIZATION
)
)
)

Archer USA, Inc. (“Archer”) and Lenco Mobile, Inc. (“Lenco”), the substantively consolidated debtors-in-possession herein (collectively, the “Debtors” or “Plan Proponents”), filed their voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) on September 6, 2014 (the “Petition Date”). The Debtors filed their Disclosure Statement (the “Disclosure Statement”) on October 9, 2015, which attached a Plan of Reorganization. [Dkt. No. 596] Before the solicitation packages were mailed, the Debtors made certain modifications to the Plan of Reorganization at the request of the Committee of Unsecured Creditors (the “Committee”) and the Securities and Exchange Commission (“SEC”). The Modified Plan of Reorganization incorporating the Committee and SEC comments (the “Plan”) was the version circulated for voting in the solicitation packages.1

1 Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 1	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

This Court entered an order on November 9, 2015 (the “Disclosure Order”) (1) approving the Disclosure Statement as containing “adequate information” pursuant to 11 U.S.C. § 1125; (2) setting December 4, 2015 as the date by which all ballots (the “Ballots”) were to be submitted to accept or reject the Plan (the “Voting Deadline”); (3) fixing December 4, 2015 as the last day for creditors and other parties in interest to file objections to confirmation of the Plan (the “Objection Deadline”); and (4) scheduling a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) for Friday, December 11, 2015. [Dkt. No. 619].

NOW, THEREFORE, based upon the entire record of the Confirmation Hearing and the record in this case, and the Court being fully advised;

IT IS HEREBY FOUND AND DETERMINED THAT:

A. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157, 1334, 1408 and 1409). This Court has jurisdiction over this case pursuant to 28 U.S.C. §§ 157 and 1334. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2) and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed. The Debtors are eligible for relief under 11 U.S.C. § 109. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409. Venue in the Western District of Washington, Seattle was proper as of the Petition Date and continues to be proper.

B. Final Approval of Disclosure Statement. This Court finds that the Disclosure Statement contains adequate information within the meaning of 11 U.S.C. § 1125 and, accordingly, finally approves the Disclosure Statement.

C. Judicial Notice. This Court takes judicial notice of the docket of this case maintained by the Clerk of the Court or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, all evidence and arguments made, proffered, or adduced at the hearings held before this Court during the pendency of this case, and of the claims register and proofs of claim maintained by the Clerk of the Court.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 2	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

D. Transmittal and Mailing of Materials, Notice, Solicitation. The Disclosure Statement and Ballots were transmitted and served in compliance with the Bankruptcy Code, the Bankruptcy Rules, applicable nonbankruptcy law and this Court’s orders. Such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing was given in compliance with the Bankruptcy Code, Bankruptcy Rules and the Disclosure Order, and no other or further notice is or shall be required. Votes for acceptance and rejection of the Plan were solicited in good faith and such solicitation complied with 11 U.S.C. §§ 1125 and 1126, Rules 3017 and 3018 of the Bankruptcy Rules, Local Bankruptcy Rules 3017-1, 3017-2 and 3018, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations.

E. Notice. Notice of the Confirmation Hearing, Voting Deadline, and the Objection Deadline was provided to creditors and other parties in interest in conformance with Rules 2002, 3017, and 3020 and Local Rules 2001-1, 3017-1 and 3020-1, as evidenced by the affidavit of service filed with this Court. The Court further finds that notice of the Confirmation Hearing and other bar dates and hearings was given in compliance with the Bankruptcy Rules and the Disclosure Order, and that such notice was reasonable, adequate and sufficient in all respects and that no other or further notice is or shall be required.

F. Tabulation of Acceptances. As set forth in the Ballot Summary filed with this Court by the Debtors on December 4, 2015 (the “Ballot Summary”) [Dkt. 636], the Debtors certified that they received the requisite acceptances both in number and amount from certain classes of creditors for confirmation of the Plan as required under 11 U.S.C. § 1126. As evidenced by the Ballot Summary and based upon the record before the Court, the tabulation of acceptances and rejections of the Plan by the Plan Proponents and their counsel was accomplished in a proper, fair, and lawful manner in accordance with all applicable sections of the Bankruptcy Code, and all applicable sections of the Bankruptcy Rules. Ballots were properly transmitted to holders of Claims in Classes 2, 3, 4, and 5 (the “Voting Class”). The Plan Proponents solicited votes for the Plan from the Voting Class in good faith and in a manner consistent with the Bankruptcy Code. As of the date of the Ballot Summary, creditors entitled to vote to accept or reject the Plan voted in the numbers and percentages stated in the Ballot Summary.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 3	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

G. Objections. No objections to confirmation of the Plan were filed.

H. Burden of Proof. The Plan Proponents have met their burden of proving the elements of 11 U.S.C. § 1129(a) and (b) by a preponderance of the evidence.

I. Plan Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C § 1129(a)(l)). As set forth below and in Debtors’ Preconfirmation Report, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying 11 U.S.C. § 1129(a)(l).

1. Proper Classification of Claims and Interests (11 U.S.C. §§ 1122 and 1123(a)(1)). In addition to Administrative Expense Claims and Priority Tax Claims, which need not be classified, Article II of the Plan designates six (6) Classes of Claims and interests. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims created under the Plan, and such Classes do not unfairly discriminate among holders of Claims. Thus, the Plan satisfies 11 U.S.C. §§ 1122 and 1123(a)(l).

2. Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). The Plan designates Class 1 as Unimpaired, thereby satisfying 11 U.S.C. § 1123(a)(2).

3. Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). The Plan designate Classes 2, 3, 4, 5 and 6 as Impaired under the Plan and specify the treatment of Claims and Interests in those Classes, thereby satisfying 11 U.S.C. § 1123(a)(3).

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 4	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

4. Equal Treatment Within Classes (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim in a particular Class unless the holder of a particular Claim in such Class has agreed to a less favorable treatment of its Claim, thereby satisfying 11 U.S.C. § 1123(a)(4).

5. Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, designation of a Plan Administrator to carry out its terms.

6. Nonvoting Securities. The Plan does not contain any provisions in contravention of 11 U.S.C. § 1123(a)(6).

7. Identification of Management (11 U.S.C. § 1123(a)(7)). This section is not applicable in this case as pursuant to the Plan, Debtors’ bankruptcy estate (the “Estate”) will be liquidated and no reorganization is in prospect.

8. Future Income (11 U.S.C. § 1123 (a)(8)). The Debtors are corporations. Accordingly, 11 U.S.C. § 1123(a)(8) is not implicated by the Plan.

9. Compliance with 11 U.S.C. § 1123(b), (c) and (d) of the Bankruptcy Code. The Plan contains other permissive provisions that are consistent with the applicable provisions of the Bankruptcy Code and, thus, the Plan satisfies the requirements of 11 U.S.C. § 1123(b). Because the Debtors are not individuals, the requirements of 11 U.S.C. § 1123(c) are inapplicable. The Plan is compliant with the requirements of 11 U.S.C. § 1123(d).

10. Compliance with Bankruptcy Rule 3016. The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Clerk of the Court satisfies Bankruptcy Rule 3016(b). Other than conduct otherwise enjoined by the Bankruptcy Code, the Plan describes in specific and conspicuous language all acts to be enjoined and identifies the entities that would be subject to any such injunction, thereby satisfying Bankruptcy Rule 3016(c).

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 5	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

11. Compliance with Bankruptcy Rule 3017. The Plan Proponents have given notice of the Confirmation Hearing as required by Bankruptcy Rule 3017(d) or as is otherwise required. The transmittal and service of the Disclosure Statement, Plan and Ballots were (i) in compliance with the Bankruptcy Code, Bankruptcy Rules and the Disclosure Order and (ii) adequate and sufficient under the Bankruptcy Rules and the circumstances surrounding this Bankruptcy Case.

12. Compliance with Bankruptcy Rule 3018. The solicitation of votes to accept or reject the Plan solely from holders of Allowed Claims in Classes entitled to vote to accept or reject the Plan satisfies Bankruptcy Rule 3018. Votes to accept and reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code and the Bankruptcy Rules.

J. Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Plan Proponents have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, 11 U.S.C. §§ 1125 and 1126, thereby satisfying 11 U.S.C. § 1129(a)(2). Specifically:

1. Debtors are each proper debtors under 11 U.S.C. § 109 and the Plan Proponents are each a proper proponent of the Plan under 11 U.S.C. § 1121(a);

2. Debtors, as Plan Proponent, have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

3. Debtors, as Plan Proponent, have complied with the applicable provisions of the Bankruptcy Code, including 11 U.S.C. §§ 1125 and 1126(b), the Bankruptcy Rules and the Disclosure Order in transmitting the Disclosure Statement, Plan and Ballots and in soliciting and tabulating votes on the Plan.

K. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law. Debtors’ proposed liquidation of the Estate and distribution to creditors as set forth in the Plan will achieve a result consistent with the objectives and purposes of the Bankruptcy Code. Accordingly, the Plan Proponents have satisfied 11 U.S.C. § 1129(a)(3).

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 6	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

L. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payments to professionals for services, costs and/or expenses through the Effective Date or in connection with the Bankruptcy Case, or in connection with the Plan and incident to the Bankruptcy Case, have, to the extent required by the Bankruptcy Code, the Bankruptcy Rules, or the various orders of this Court, been approved by, or are subject to the approval of this Court as reasonable, thereby satisfying 11 U.S.C. § 1129(a)(4).

M. Disclosure of Identity of Officers and Directors (11 U.S.C. § 1129(a)(5)). This section is not applicable in this case as pursuant to the Plan, Debtors’ Estate will be liquidated and no reorganization is in prospect.

N. No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any change in rates subject to governmental regulation. Thus, 11 U.S.C. § 1129(a)(6) is not applicable in this Bankruptcy Case.

O. Best Interests of Creditors Test (11 U.S.C. § 1129(a)(7)). The Plan satisfies 11 U.S.C. § 1129(a)(7). With respect to each Class of Impaired Claims, each holder of a Claim of such Class either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would have received if the Debtors were liquidated the Chapter 7 of the Bankruptcy Code. Thus, the Plan complies with the requirements under 11 U.S.C. § 1129(a)(7).

P. Acceptance or Rejection by Certain Classes (11 U.S.C. § 1129(a)(8)). As set forth in the Ballot Summary, one hundred percent of voting creditors in Classes 3 and 4 voted to accept the Plan. No votes were received from Classes 2 and 5. Holders of interests in Classes 1 and 6 are not entitled to vote on the Plan. With respect to each voting Class, the Plan satisfies the requirements of 11 U.S.C. § 1129(a)(8).

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 7	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

Q. Treatment of Administrative Expense Claims and Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The Plan satisfies the requirements of section 11 U.S.C. § 1129(a)(9) because all Priority Claims (Class 1), respectively, shall be paid in full and treated in accordance with 11 U.S.C. § 1129(a)(9).

R. Acceptance of at Least One Impaired Class (11 U.S.C. § 1129(a)(10)). As set forth in the Ballot Summary, excluding acceptance of the Plan by an insider, the Plan has been accepted by Classes 3 and 4 and, therefore, has been accepted by at least one Class of Claims that is impaired under the Plan. Therefore, the Plan satisfies 11 U.S.C. § 1129(a)(10).

S. Feasibility (11 U.S.C. § 1129(a)(11)). Debtors intend to liquidate the Estate as proposed in the Plan, thereby satisfying 11 U.S.C. § 1129(a)(11).

T. Payment of Certain Fees (11 U.S.C. § 1129(a)(12)). 11 U.S.C. § 1129(a)(12) requires the payment of all fees payable under 28 U.S.C. § 1930. Pursuant to the Plan, the Debtors will pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Court. Accordingly, the Plan satisfies the requirements of 11 U.S.C. § 1129(a)(12).

U. Retiree Benefits (11 U.S.C. § 1129(a)(13)). 11 U.S.C. § 1129(a)(13) is satisfied as no retiree benefits exist that are required to be maintained.

V. Domestic Support Obligation (11 U.S.C. § 1129(a)(14)). The Debtors are corporations and not required to pay any “domestic support obligation,” therefore 11 U.S.C. § 1129(a)(14) is not applicable.

W. Debtors are Not Individuals (11 U.S.C. § 1129(a)(15)). The Debtors are not individuals, therefore 11 U.S.C. § 1129(a)(15) does not apply.

X. Debtors are For-Profit Commercial Corporations (11 U.S.C. § 1129(a)(16)). The Debtors are each for-profit commercial corporations, therefore 11 U.S.C. § 1129(a)(16) does not apply.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 8	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

Y. Satisfaction of Confirmation Requirements. For all the above reasons, the Plan satisfies all the requirements for confirmation set forth in 11 U.S.C. § 1129(a).

Z. Satisfaction of 11 U.S.C. § 1129(b). The provisions of the Plan addressing the treatment of Claims that did not vote to accept the Plan are otherwise fair and equitable and do not discriminate unfairly. Thus, the requirements under 11 U.S.C. § 1129(b) are satisfied under the Plan.

AA. No Other Plan (11 U.S.C. § 1129(c)). Other than the Plan, no reorganization plan has been filed with respect to the Debtors’ chapter 11 Case. Therefore, the requirements of 11 U.S.C. § 1129(c) have been satisfied.

BB. Principal Purpose (11 U.S.C.§ 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act, and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of 11 U.S.C. § 1129(d).

CC. Releases, Injunctions and Exculpations. The releases, injunctions and exculpations set forth in the Plan, and implemented by this Confirmation Order, (a) are within the jurisdiction of this Court under 28 U.S.C. § 1334; (b) are each an essential means of implementing the Plan pursuant to 11 U.S.C. § 1123(a)(5); (c) are necessary to the successful administration of Debtors’ Estate; (d) confer material benefits on, and thus are in the best interests of, the Debtors, the Debtors’ Estate, the Debtors’ creditors and other parties in interest; and (e) are, under the facts and circumstances of the Bankruptcy Case, consistent with and permitted pursuant to 11 U.S.C. §§ 105, 524, 1123, 1129 and all other applicable provisions of the Bankruptcy Code. Further, reasonable, adequate, and sufficient notice of and opportunity to be heard with respect to such releases, injunctions and exculpations has been provided under the circumstances and such notice and opportunity has complied with all provisions of the Bankruptcy Code, Bankruptcy Rules, and all other applicable rules and law, including without limitation, Bankruptcy Rules 2002(c)(3), 3016(c), 3017(f), and 3020.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 9	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

DD. Exemption from Transfer Taxes. All transfers and issuances by the Debtors are transfers under the Plan that are not subject to the imposition of taxes of the kind specified in 11 U.S.C. § 1146(a).

EE. Good Faith Solicitation. Based upon the record before the Court, the Plan Proponents and their counsel have formulated and filed the Plan, obtained approval of the Disclosure Statement, and solicited votes on the Plan, all in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by 11 U.S.C. § 1125(e) and the exculpatory, injunctive, and release provisions set forth in the Plan.

FF. Assumed Executory Contracts and Unexpired Leases. The Plan satisfies all requirements for the assumption and rejection of Executory Contracts and Unexpired Leases contained in the Bankruptcy Code, including, without limitation, the requirement to cure all outstanding defaults, if any, and to provide adequate assurance of such contracts and leases.

GG. Retention of Jurisdiction. Pursuant to 11 U.S.C. §§ 105(a) and 1142, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court, except as otherwise provided in the Plan or herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Bankruptcy Case and the Plan to the fullest extent permitted by law and shall also have jurisdiction over the matters set forth in Article IX of the Plan.

HH. The Court made additional oral findings on the record **

The Plan, in the form attached to this Order, is confirmed.

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

1. Confirmation. For the reasons set forth herein, the Plan shall be, and hereby is, confirmed, having met the requirements of 11 U.S.C. § 1129. The terms of the Plan are incorporated herein and are an integral part of this Confirmation Order.

2. Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent. The provisions of the Plan as confirmed by this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

**at the Confirmation Hearing on December 11, 2015.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 10	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

3. Plan Classification Controlling. The classification of Claims for purposes of distributions provided for under the Plan (“Distributions”) shall be governed solely by the terms of the Plan. The classifications and amounts of Claims, if any, set forth in the Ballots tendered or returned by the Debtors’ creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for Distribution purposes, and (c) shall not be binding on the Debtors or their Estate, except with respect to voting on the Plan.

4. Documentation. The Debtors are authorized to execute all documents contemplated by the Plan and to take all steps deemed necessary by Debtors to consummate the transactions contemplated thereby.

5. Binding Effect. Pursuant to 11 U.S.C. § 1141, this Confirmation Order and the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Plan Proponents in connection with the Plan, shall be legally binding upon, and inure to the benefit of, the Debtors and their Estate, the holders of Claims, this and all other parties in interest in is case, and their respective successors and assigns. All agreements, instruments and other documents filed in connection with the Plan (as they may be amended or modified pursuant to the terms of the Plan) shall have full force and effect and shall bind all parties thereto.

6. Authorization to Take Acts Necessary to Implement Plan. Pursuant to 11 U.S.C. § 1142(b) and any comparable provision of the business corporation laws of any other state or province, the Plan Administrator, with the cooperation of the Debtors, is authorized and empowered to take such actions and to perform such acts as may be necessary, desirable, or appropriate to comply with or implement the Plan and any matters under the Plan, and all documents, instruments, and agreements related thereto, and the obligations thereunder shall constitute legal, valid, binding, and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms without the need for any officer’s or director’s approval or signature. Pursuant to Section 8.1 of the Plan, upon the Effective Date, the Committee shall continue to exist and function as the Post-Confirmation Committee (the “PCC”). The PCC and its counsel shall serve the limited role of monitoring the budget for Plan administration. The PCC shall be subject to a limited budget not to exceed $15,000, unless otherwise approved by the Court for cause shown.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 11	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

7. Injunctions and the Automatic Stay Remain in Effect Until the Effective Date. Pursuant to the Plan, property of the Estate shall not revert in the Debtors and the automatic stay provided by 11 U.S.C. § 362 shall remain in full force and effect in aid of the implementation of the terms of the Plan and until the Plan has been fully consummated. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or this Confirmation Order.

8. Extinguishment of Lenco’s Stock. All existing and outstanding shares in Lenco shall be extinguished as of the Effective Date and of no further existence or value.

9. SEC Reporting. Upon entry of this Order, Debtors shall file a final 8-K Report disclosing confirmation of the Plan and extinguishment of Lenco’s stock, and shall thereafter be relieved of all SEC reporting requirements.

10. Provisions Regarding Distributions. The provisions contained in Article IV of the Plan, including without limitation, the provisions governing Distributions, are found to be reasonable and are hereby approved. Distributions shall take place as follows:

a. Distributions Generally. The Plan Administrator, on behalf of the Debtors as debtors in possession, shall make Distributions pursuant to the Plan, including without limitation payment of all applicable U.S. Trustee fees.

b. Distributions of Cash. Any Distribution of cash made pursuant to this Plan shall be made by check drawn on a domestic bank or by wire or other electronic transfer from a domestic bank.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 12	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

c. No Interest, Attorneys’ Fees and Costs Recoverable On Claims Or Interests. Unless otherwise specifically provided for in the Plan, the Confirmation Order, or an order of the Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to attorneys’ fees and costs or interest accruing on or after the Petition Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

d. Delivery of Distributions. Distributions to a creditor holding an Allowed Claim shall be made (a) at the address set forth on the proof of claim filed by such creditor, (b) at the address set forth in any written notices of address change delivered to the Debtors after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Debtors have not received a written notice of a change of address, or (d) if the creditor’s address is not listed in the Schedules, at the last known address of such creditor according to the Debtors’ books and records. Any distribution returned to the Plan Administrator as undeliverable shall be held for two (2) months. The Plan Administrator shall make reasonable efforts to locate the holder of an Allowed Claim entitled to such distribution. After two (2) months, if no holder of an Allowed Claim asserts a claim for the undeliverable distribution, it shall become property of the Estate and no further distributions shall be made to such creditor.

f. De Minimus Distributions. There shall be no obligation to make a Distribution if the amount to be distributed to the specific holder of the Allowed Claim is or has a value less than fifteen dollars ($15.00), other than to holders of a Convenience Claim. Should a cash balance remain in the Estate of less than $5,000 following the Final Distribution, the Plan Administrator may contribute such remaining balance to the CENTS.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 13	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

11. Expedited Tax Determination. The Debtors and the Plan Administrator are each authorized to request an expedited determination of taxes under 11 U.S.C. § 505(b) for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Petition Date through and including the Effective Date.

12. Payment of Professional Fees. The payment of fees of professionals aiding in the implementation of the Plan will be made in accordance with Section 4.5 of the Plan.

13. Continued Existence. The Estate will continue to exist after the Effective Date, without revesting in the Debtors, and will be administered by the Plan Administrator, with the cooperation of the Debtors, consistent with the applicable provisions of the Plan.

14. Procedures for Resolving Disputed Claims and Unresolved Claims. The provisions contained in Article VI of the Plan, including without limitation, the provisions governing the procedures for resolving Disputed Claims, are found to be reasonable and are hereby approved.

15. Treatment of Executory Contracts and Unexpired Leases. The provisions governing the assumption and rejection of Executory Contracts or Unexpired Leases set forth in Article V of the Plan are hereby approved in their entirety. Entry of this Confirmation Order constitutes approval, as of the Effective Date, of the rejection of any executory contracts not specifically assumed or rejected during the Bankruptcy Case pursuant to 11 U.S.C. §§ 365(a) and 1123.

16. Setoffs. The Plan Administrator, on behalf of the Debtors, may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such creditor; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such creditor.

17. Injunction. Except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons or entities, who have held, hold, or may hold Claims against or Interests in the Debtors are permanently enjoined, from and after the Effective Date, from: (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against the Debtors on account of such Claims or Interests; (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors with respect to such Claim or Interest; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors with respect to such Claim or Interest; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation owed to the Debtors or against the property or interest in property of the Debtors with respect to such Claim or Interest, except as provided for herein; and (v) pursuing any claim released pursuant to the Plan.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 14	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

18. Administrative Bar Date (Non-Professional Fees/Non-Ordinary Course Goods and Services). Holders of Claims for pre-Effective Date Administrative Expenses must submit their Claims no later than 30 days following the Effective Date. If such Claims are allowed by order of the Bankruptcy Court, they shall be paid in full on the later of ten (10) business days following the Effective Date or the Bankruptcy Court order allowing such Claims. Any party who fails to timely file and serve pre-Effective Date Administrative Claim within 30 days of the Effective Date will be forever barred from seeking payment on such claim by the Plan Administrator, the Debtors or the Estate.

19. Effect of Reference to the Plan in this Confirmation Order. The failure to reference or discuss any particular provision of the Plan or any agreement, document, or instrument to be executed and delivered in connection with consummation of the Plan, in this Confirmation Order shall have no effect on the validity, binding effect, and enforceability of such provision, agreement, document, or instrument, and each provision of the Plan and each agreement, document, and instrument shall have the same validity, binding effect, and enforceability as if fully set forth in this Confirmation Order.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 15	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

20. Confirmation Order Controlling. If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

21. Applicable Non-Bankruptcy Law. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and the Plan exhibits or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

22. Substantial Consummation. Substantial consummation of the Plan shall be deemed to occur upon completion of the Initial Distribution.

23. Headings. Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or this Confirmation Order for any other purpose.

24. Inconsistencies. In the event of any inconsistencies between the Plan and the Disclosure Statement, any exhibit to the Plan or Disclosure Statement, or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern.

25. Final Order/Bankruptcy Rule 3020(e) Stay. This Confirmation Order is a Final Order, there shall be no stay of this Order under Bankruptcy Rule 3020(e) or any other provision of the Bankruptcy Code or Bankruptcy Rules, and the period in which an appeal must be filed shall commence immediately upon the entry hereof in accordance with Federal Rule of Bankruptcy Procedure 3020(e).

26. Findings of Fact and Conclusions of Law. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any provision designated herein as a finding of fact is more properly characterized to be a conclusion of law, it shall be so deemed, and vice versa.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 16	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

27. Reversal. If any of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by a subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to receipt of written notice of such order by the Debtors. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, all documents relating to the Plan, and any amendments or modifications to any of the foregoing.

A copy of the confirmed Plan is attached.

## End of Order ##

Presented by:

LANE POWELL PC

By:  /s/Bruce W. Leaverton

Bruce W. Leaverton, WSBA No. 15329

Tereza Simonyan, WSBA No. 41741

Attorneys for Debtors Archer USA, Inc. and Lenco Mobile, Inc.

ORDER CONFIRMING MODIFIED PLAN OF REORGANIZATION - 17	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 SEATTLE, WASHINGTON 98111-9402 206.223.7000 FAX: 206.223.7107

Entered on Docket December 14, 2015

EXHIBIT A

THE HONORABLE TIMOTHY W. DORE

Chapter 11

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

In re	)	Chapter 11
)
ARCHER USA INC.; LENCO MOBILE,	)	No. 14-16659-TWD
INC.	)	LEAD CASE
)
)
Debtors.	)	No. 14-16660-TWD
	)	Substantively Consolidated
)
)
)
)

DEBTORS’ MODIFIED PLAN OF REORGANIZATION

DATED: November 12, 2015

DEBTORS’ MODIFIED PLAN OF REORGANIZATION	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - i	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Archer USA, Inc. (“Archer”) and Lenco Mobile, Inc. (“Lenco”), the debtors-inpossession in the above captioned administratively and substantively consolidated Chapter 11 cases (the “Debtors” and each a “Debtor”), jointly propose the following Modified Plan of Reorganization (the “Plan”) dated November 12, 2015, pursuant to Section 1121 of Title 11 of the United States Bankruptcy Code. The Debtors are joint proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code. As such, and subject to the restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend or modify this Plan, as the Debtors deem necessary, prior to the Plan’s substantial consummation.

ARTICLE I

Definitions

As used in the Plan the following terms shall have the respective meanings specified below:

Administrative Creditor: Any person that is the holder of an Administrative Expense claim.

Administrative Expense: Any cost or expense of administration of the Chapter 11 case allowed under § 503(b) of the Code, including, without limitation, any indebtedness or obligation incurred or assumed by the Debtors, in connection with the conduct of their business in the ordinary course, or for the acquisition or lease of property or for the obtaining of services by the Debtors, all allowances of compensation or reimbursement of expenses to the extent allowed by the Court under the Code, and any fees or charges assessed against the estate of the Debtors.

Allowed Claim: Any claim against the Debtors as of the petition date, proof of which was filed on or before the date designated by the Court as the last date for filing proofs of claim or, if no proof of claim is filed, which has been or hereafter is listed by the Debtors as liquidated in amount and not disputed or contingent and, in either case, a claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Code, the Rules or the Court, or as to which any objection has been interposed and/or such claim has been allowed in whole or in part by an order or judgment of the Court that is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 1	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Avoidance Actions: Any and all Claims and causes of action of the Debtors arising under Chapter 5 of the Bankruptcy Code, including, without limitation, §§ 544, 545, 547, 548, 549, and 550.

Bankruptcy Code: The Bankruptcy Reform Act of 1978 as amended, Title 11, United States Code, including the amendments of the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005.

Bankruptcy Court: The United States Bankruptcy Court for the Western District of Washington, at Seattle, having jurisdiction over this Chapter 11 Case pursuant to a reference made pursuant to 28 U.S.C. § 157 by the United States District Court for the Western District of Washington.

Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, and as applicable, the Local Rules of Bankruptcy Procedure of the Bankruptcy Court, as amended and as applicable to the Chapter 11 Cases.

Cash: Cash, cash equivalents, and readily marketable securities or instruments including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issued by banks, and commercial paper of any entity, including interest earned or accrued thereon.

Causes of Action: Any and all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any causes of action brought prior to the Petition Date, and including actions against any Persons for breach of performance, whether the remedy is monetary or for specific performance, related to the Debtors’ tangible and intangible interests in real property. This definition does not include any and all causes of action which may exist under §§ 510, 542, 544 through 550, and 553 of the Bankruptcy Code.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 2	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Chapter 11 Cases: The cases commenced by Debtors on September 6, 2014, under Chapter 11 of the Code, and pending in the Court under Lead Case Number 14-16659-TWD.

Claim: Any right to payment from the Debtors whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Class 1 Creditor: A Creditor with a Claim classified in Class 1.

Class 2 Creditor: A Creditor with a Claim classified in Class 2.

Class 3 Creditor: A Creditor with a Claim classified in Class 3.

Class 4 Creditor: A Creditor with a Claim classified in Class 4.

Class 5 Creditor: A Creditor with a Claim classified in Class 5.

Class 6 Creditor: A Creditor with a Claim classified in Class 6.

Confirmation Date: The date upon which the Bankruptcy Court shall sign the order confirming the Plan or the Plan as it may be amended.

Confirmation Order: An order of the Bankruptcy Court confirming the Plan in accordance with the provision of Chapter 11 of the Code which is not then subject to a pending motion to clarify, vacate, rehear, modify or amend.

Consolidated Estate: The Debtors’ substantively consolidated bankruptcy estates as defined and created under Section 541 of the Bankruptcy Code.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 3	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Consultants: The former employees of the Debtors listed in Section 4.5 of the Plan and whose services may be requested by the Plan Administrator in administering the Plan.

Convenience Claim: An Allowed Claim which is i) an Unsecured Claim in the amount of $2,000 or less; or ii) an Allowed Claim (or the aggregation of Allowed Claims) which are Unsecured Claims exceeding $2,000 and which has been voluntarily reduced by the Holder to no greater than $2,000 by an affirmative election noted on the ballot for acceptance or rejection of the Plan.

Creditor: Any person that has a Claim against the Debtors that arose on or before the Petition Date.

Debtors or Debtors-in-Possession: Archer USA, Inc. and Lenco Mobile, Inc.

Dialog Health Agreement: Debtors’ settlement agreement with Dialog Health LLC dated September 15, 2015.

Disputed Claim: A Claim as to which the Debtors or any party in interest has interposed an objection in accordance with the Plan, the Bankruptcy Code or the Bankruptcy Rules, and such objection has not been determined by an order or judgment that is no longer subject to appeal or certiorari proceeding or as to which to appeal or certiorari proceeding is pending.

Distributable Net Funds: The net cash proceeds from the Debtors’ liquidation of assets and all other Cash constituting the Debtors’ Consolidated Estate, less i) Holdback Amounts; ii) Plan Administrative Claims; iii) Administrative Expenses; and iv) the Estimated Plan Administrative Costs.

Effective Date: The Effective Date shall be the fifteenth (15th) day following entry of the Confirmation Order on the docket of the Bankruptcy Court.

Entity: This term shall have the meaning set forth in § 101(15) of the Bankruptcy Code.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 4	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Estimated Plan Administrative Costs: The future Plan Administrative Costs as estimated by the Plan Administrator from time to time.

Final Distribution Date: The date of the Final Distribution, which shall be determined by the Plan Administrator but which shall in no event be later than the one year anniversary of the Initial Distribution Date, unless otherwise provided by order of the Bankruptcy Court.

Healthcare Business: The Healthcare Business is one of the three divisions of the Debtors’ prepetition business, providing integrated mobile patient engagement solutions for the healthcare industry.

Healthcare Business Sale: The Healthcare Business Sale refers to the Debtors’ post-petition sale of the Healthcare Business pursuant to a Bankruptcy Court order dated August 5, 2015.

Holdback Amount: The pro rata amount otherwise distributable to the Holder of a Disputed Claim and which shall be set aside and preserved by the Plan Administrator pending resolution of the Disputed Claim.

Holder: The entity which owns a Claim or a Lenco Security Interest, as applicable.

Impaired: When used with reference to a Claim, impaired has the meaning of § 1124 of the Bankruptcy Code.

Insider: This term shall have the meaning set forth in §101(31) of the Bankruptcy Code.

Initial Distribution: The first distributions of Distributable Net Funds to Holders of Class 3 Claims, the exact amount of which shall be determined by the Plan Administrator in his discretion.

Initial Distribution Date: The date on which the Plan Administrator shall distribute the Initial Distribution, which date shall be no later than the later of: (1) the fifth (5th) calendar day following the Effective Date; and (2) the fifteenth (15th) calendar day following Bankruptcy Court’s entry of a final order determining or resolving the Nigerian Claim Dispute.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 5	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Interim Distribution: The interim distributions of Distributable Net Funds to Holders of Class 3 Claims, the exact amount of which shall be determined by the Plan Administrator.

Interim Distribution Date: The date of the Interim Distribution, which shall be as soon as practicable as determined by the Plan Administrator and shall in no event, be later than six (6) months following the Initial Distribution Date.

Lenco Equity Security: This term shall have the meaning provided in §101(16) of the Bankruptcy Code and shall include all common and preferred shares of stock issued by Lenco.

Liquidation Proceeds: This term means the remaining cash proceeds now held or recovered in the future by the Consolidated Estate from the Marketing Services Business Sale, the South African Business Sale and the Healthcare Business Sale.

Marketing Services Business: The Marketing Services Business is one of the three divisions of the Debtors’ prepetition business, providing integrated mobile marketing solutions.

Marketing Services Business Sale: The Marketing Services Business Sale refers to the Debtors’ post-petition sale of the Marketing Services Business pursuant to a Bankruptcy Court order dated November 10, 2014.

Nigerian Claim: The general unsecured claim of $125,211,125 filed against the Estate by creditors Skynet Telecommunications Ltd and Living the Brand, under Proof of Claim Number 120-1.

Nigerian Claim Dispute: The claim objection proceeding wherein the Bankruptcy Court shall determine the Debtors’ objection to the Nigerian Claim or estimate the claim pursuant to Section 502(c) of the Bankruptcy Code.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 6	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

Petition Date: September 6, 2014, the date on which the Debtors filed their respective voluntary petitions for relief under Chapter 11.

Plan: This Plan of Reorganization either in its present form or as it may be altered, amended, or modified from time to time.

Plan Administration Agreement: The service agreement between the Plan Administrator and the Consolidated Estate in the form of the attached Exhibit A.

Plan Administrative Claims: The fees and reimbursable expenses and costs of the Plan Administrator and his consultants and professionals in implementing the Plan.

Plan Administrator: Anthony Neupert or such other entity designated pursuant to the Plan to serve as the Plan Administrator and to carry out the implementation of this Plan of Reorganization.

Post-Confirmation Committee: The Unsecured Creditors’ Committee as it exists after the Effective Date.

Priority Claim: A claim entitled to a distribution priority under the Bankruptcy Code above general unsecured claims.

Priority Tax Claim: A Claim that is entitled to priority of payment under § 507(a)(8) of the Code.

Reorganized Debtors: The Debtors, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

Settlement Agreement: That certain Settlement Agreement, dated as of June 5, 2015, which was approved by the Order Approving Proposed Settlement of Noteholder and Related Claims Dispute. [Dkt. No. 507.]

Settling Nonpriority Wage Claim: A Claim for prepetition wages, salaries or commissions as described in Schedule A to the Settlement Agreement, the Holder of which having elected to accept treatment under the Plan consistent with the terms of the Settlement Agreement by so indicating on his or her ballot to accept or reject the Plan.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 7	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

South African Business: The South African Business refers to the business operations in South Africa conducted by Lenco’s subsidiaries (which were owned by its subsidiary holding company, Lenco International Ltd.) and which primarily consist of integrated mobile engagement solutions for the enterprises and governmental entities in South Africa.

South African Business Sale: The South African Business Sale refers to the Debtors’ post-petition sale of the South African Business pursuant to a Bankruptcy Court order dated September 11, 2015.

Subordinated Claims: Allowed Claims which are subordinate in priority to Class 3 Allowed Unsecured Claims, pursuant to applicable bankruptcy and non-bankruptcy law, including without limitation Tax Penalty Claims and Allowed Claims subject to subordination pursuant to Section 510 of the Bankruptcy Code.

Tax Penalty Claim: The penalty portion of an unsecured claim held by a governmental unit that is not compensation for actual pecuniary loss and which is therefore not entitled to the priority provided under § 507(a)(8) of the Bankruptcy Code.

Unsecured Claim: Any Claim other than an Administrative Expense, a Priority Tax Claim, Priority Claim, secured claim or claim relating to a Lenco Equity Security.

Unsecured Creditor: Any Creditor holding an Unsecured Claim.

ARTICLE II

Classification of Claims and Interests

2.1 The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. Administrative Expense Claims are not subject to classification pursuant to § 1122 of the Bankruptcy Code and, if approved by order of the Bankruptcy Court, they shall be paid in full on the later of ten (10) business days following the Effective Date or the Bankruptcy Court order allowing such Claims. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 8	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

2.2 The classification of Claims under the Plan is as follows:

Class	Designation	Impairment	Entitled To Vote
1	Priority Claims	Not Impaired	No
2	Convenience Claims	Impaired	Yes
3	General Unsecured Claims	Impaired	Yes
4	Settling Nonpriority Wage Claims	Impaired	Yes
5	Subordinated Claims	Impaired	Yes
The classification of Interests under the Plan is as follows:
Class	Designation	Impairment	Entitled To Vote
6	Lenco Equity Security Interests	Impaired	No

ARTICLE III

Treatment of Claims

(Class 1)

3.1 Holders of Class 1 Claims shall be paid the full amount of their Allowed Claims on the Initial Distribution Date.

(Class 2)

3.2 The Holders of Class 2 Claims shall be paid 50% of the amount of their Convenience Claims on the Initial Distribution Date.

(Class 3)

3.3 Holders of Class 3 Claims shall receive an Initial Distribution, Interim Distribution and Final Distribution equal to their pro rata share of Distributable Net Funds.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 9	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

(Class 4)

3.4 Holders of Class 4 Claims shall be deemed to have accepted all of the terms and conditions of the Settlement Agreement (including without limitation waiver of prepetition interest) and shall receive an Initial Distribution, Interim Distribution and Final Distribution equal to their pro rata share of Distributable Net Funds.

(Class 5)

3.5 Holders of Subordinated Claims shall receive no distributions under the Plan.

(Class 6)

3.6 The Holders of Lenco Equity Securities shall receive no distributions under the Plan. All Lenco Equity Securities of Class 6 Holders will be cancelled upon the Effective Date. The members of Class 6 are not entitled to vote to accept or to reject this Plan and pursuant to § 1126(g) of the Bankruptcy Code, are deemed to have rejected this Plan.

3.7 The Debtors will request confirmation of this Plan, as it may be modified from time to time, under § 1129(b) of the Bankruptcy Code with respect to any of the foregoing Classes which reject, or are deemed to have rejected, this Plan.

(Administrative Expense Claims)

3.8 Holders of Claims for pre-Effective Date Administrative Expenses shall submit their Claims no later than 30 days following the Effective Date. If such Claims are allowed by order of the Bankruptcy Court, they shall be paid in full on the later of ten (10) business days following the Effective Date or the Bankruptcy Court order allowing such Claims. Failure of any party to timely submit a claim required hereunder will result in the disallowance of such claim. Post-Effective Date Administrative Expense Claims shall be paid pursuant to the provisions of Section 4.5 of the Plan.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 10	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

ARTICLE IV

Implementation of Plan and Plan Administrator

4.1 Plan Administrator.

4.1.1 As of the Effective Date, title to the Consolidated Estate shall vest in the Plan Administrator and he shall have exclusive management authority and control over all of the Consolidated Estate (including without limitation the Liquidation Proceeds, Causes of Action and Avoidance Actions) to carry out the requirements of the Plan and the Confirmation Order, subject to the terms and conditions of the Plan Administration Agreement and his applicable fiduciary duties to Creditors. The Plan Administrator shall be solely responsible for (i) the winding up of the Debtors’ Estates; (ii) the filing, prosecuting and settling of Causes of Action and Avoidance Actions; (iii) making distributions to Holders of Allowed Claims; (iv) settling, resolving and objecting to Claims; and (v) filing tax returns on behalf of the Consolidated Estate. The Plan Administrator shall provide notice (an “Action Notice”) to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file such notice with the Bankruptcy Court, if the Plan Administrator intends to take any of the following actions: 1) settle or abandon a Cause of Action; 2) settle or abandon a Claim objection; 3) abandon any property of the Consolidated Estate; or 4) terminate his services as Plan Administrator (in which case he shall include in such notice the identity of the person intended to replace him in this capacity). If the Plan Administrator receives no objection to the Action Notice within ten (10) days of its filing, the Plan Administrator shall be deemed authorized to take the noticed action without the necessity of a hearing or order of the Bankruptcy Court. If the Plan Administrator receives a timely objection to the Action Notice, the Plan Administrator shall request a hearing before the Bankruptcy Court and obtain an order of approval before taking the noticed action consistent with all applicable Bankruptcy Code sections and rules.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 11	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

4.1.2 Subject to Section 4.1.1 herein, the Plan Administrator shall be vested with, without limitation, all rights, powers, and benefits afforded to a “trustee” under Section 704 and 1106 of the Bankruptcy Code. The Plan Administrator is authorized (but is not required) to file a motion with the Bankruptcy Court, on notice to all creditors who have filed a request for special notice, to resolve or determine any issue under the Plan or relating to Plan administration, or to approve any course of action (including extension of any deadlines provided herein) necessary or appropriate to Plan administration.

4.1.3 The Plan Administrator may retain such law firms, accounting firms, experts, advisors, consultants or other professionals he may deem necessary in his discretion, and pay them from Cash of the Consolidated Estate in aid of the performance of his responsibilities pursuant to the terms of this Plan. The Plan Administrator is expressly authorized to retain professionals who have represented the Debtors or any creditor, and to retain professionals who are related to or affiliated with members of the Unsecured Creditors’ Committee (the “Committee”). The Plan Administrator is further authorized to retain former employees of the Debtors as consultants to assist in implementation and administration of the Plan. Consultants shall be compensated on an hourly rate as prescribed in the rate schedule of Section 4.5.1 herein.

4.2 Management of Consolidated Estate Assets.

4.2.1 Any Cash constituting assets of the Consolidated Estate or the proceeds thereof shall be deposited in a segregated account or accounts at a national bank, with funds not immediately required for distribution or payment of expenses and costs to be in an interest-bearing account. The Plan Administrator may use the funds in this account to fund distributions to Creditors as provided for in the Plan, fees and expenses of the Plan Administrator and his professionals (including, without limitation, the costs of preservation and maintenance of assets of the Consolidated Estate, compensation of the Plan Administrator and his professionals, and to pay insurance, taxes and other expenses arising in the ordinary course of business in maintaining and disposing of any of assets of the Consolidated Estate).

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 12	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

4.2.2 The investment powers of the Plan Administrator, other than those reasonably necessary to preserve and maintain the value of the assets of the Consolidated Estate, are limited to investing in demand and time deposits in collateralized accounts meeting the standards of the office of the United States Trustee.

4.3 No Revesting of Assets.

The assets of the Consolidated Estate shall remain property of the Debtors’ bankruptcy estates created under Section 541 of the Bankruptcy Code. Such assets shall not revest in the Debtors but shall instead remain subject to the control of the Plan Administrator and the in rem jurisdiction of the Bankruptcy Court following the Confirmation Date.

4.4 Cooperation of Debtors.

4.4.1 Debtors shall, through consultant Matthew Harris (and such other consultants as the Plan Administrator may determine as necessary to implement and administer the Plan) continue to reasonably cooperate with the Plan Administrator in administering the assets of the Consolidated Estate and performing his duties. Such obligation shall include, without limitation, (i) an obligation to sign such instruments or documents as are necessary or desirable in effecting the provisions of the Plan, (ii) an obligation to assist in resolving tax matters that arise, such as, for example, assisting in determining the tax basis of any assets of the Consolidated Estate and assisting in the preparation and filing of tax returns or amended tax returns, (iii) to assist in any Avoidance Action or claim objection proceeding commenced by the Plan Administrator in carrying out his obligations under this Plan; and (iv) an obligation to appear to consult or testify, upon reasonable advance notice and without the necessity of subpoena, in connection with any other litigation to which the Plan Administrator is party. Consultants’ cooperation shall be sought on reasonable notice and herein.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 13	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

4.4.2 Debtors shall cooperate with the Plan Administrator to facilitate the transfer of Debtors’ books and records to the Plan Administrator, including computer generated or maintained books, records and data. Debtors shall assist in causing their agents, including their accountants, to cooperate in this regard as well. Further, Debtors shall not take any action that would hinder or obstruct the Plan Administrator from performing his duties under this Plan.

4.5 Payment to the Plan Administrator, Consultants and Professionals.

Professional fees and expenses incurred by the Plan Administrator prior to the Effective Date shall require Bankruptcy Court approval after notice to Creditors. Professional fees and expenses incurred by the Plan Administrator following the Effective Date shall be governed by Sections 7-9 of the Plan Administration Agreement.

4.5.1 The Plan Administrator may retain the services of Consultants as independent contractors to the extent necessary for the effective implementation and administration of the Plan, including the analysis and preparation of appropriate objections to Claims, the prosecution of Causes of Action, the preparation of final tax returns and dissolution documents, and the winding up of the affairs of the Debtors and their various non-debtor subsidiaries. The individuals whom the Plan Administrator may retain as Consultants include:

Name	Hourly Rate	Maximum Monthly Compensation without Bankruptcy Court order
Matthew R. Harris	$450.00	$18,000.00
Douglas Durst	$210.00	$10,000.00
Patrick J. Braden	$125.00	$7,500.00
Andrea M. Parmley	$70.00	$4,500.00

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 14	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

4.5.2 The Plan Administrator may pay the monthly fees and reasonable expenses of these Consultants without prior Bankruptcy Court approval so long as the fees and expenses of any single Consultant do not exceed the corresponding maximum monthly amount listed above. Should any Consultant’s fees and costs exceed the listed maximum amount for a particular month, the Plan Administrator shall provide notice of intent to compensate the Consultant such excess amount (“Consultant Compensation Notice”) to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file a copy of the Consultant Compensation Notice with the Bankruptcy Court. The Consultant Compensation Notice shall include a description of the relevant time periods, the services provided, and the excess compensation amounts. If the Plan Administrator receives no objection to the Consultant Compensation Notice within ten (10) days of its filing, the Plan Administrator shall pay the identified excess fees and costs without the necessity of a hearing or order of the Bankruptcy Court. If the Plan Administrator receives a timely objection to the Consultant Compensation Notice, the Plan Administrator shall request a hearing before the Bankruptcy Court and obtain approval of some or all amounts set forth in the Consultant Compensation Notice before making such payments.

4.5.3 The Plan Administrator shall be authorized to make periodic payments for his and his professionals’ fees and costs. Prior to each payment, the Plan Administrator shall give notice of his intent to compensate the Plan Administrator and his professionals for their fees and expenses (“PA Compensation Notice”) to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file the PA Compensation Notice with the Bankruptcy Court. The PA Compensation Notice shall include a description of the relevant time periods, the services provided, and the compensation amounts sought. If the Plan Administrator receives no objection to the PA Compensation Notice within ten (10) days of its filing, the Plan Administrator shall pay his and his professionals’ fees and costs without the necessity of a hearing or order of the Bankruptcy Court. If the Plan Administrator receives a timely objection to the PA Compensation Notice, the Plan Administrator shall request a hearing before the Bankruptcy Court and obtain approval of some or all amounts set forth in the PA Compensation Notice before making such payments.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 15	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

4.6 Reporting. The Plan Administrator shall file a quarterly report concerning his activities as Plan Administrator at the end of each 90 day period following the Effective Date, which shall provide a detailed case status summary. The Plan Administrator shall also file a final report in connection with the Final Distribution and the closing of these Chapter 11 Cases.

ARTICLE V

Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party shall be deemed rejected, except for any joint defense agreements, the purchase and sale agreements relating to the Marketing Services Business Sale, the South African Business Sale and the Healthcare Business Sale, the agreement for accounting software services with Intacct Corporation, and the agreement for Debtors’ existing D&O insurance coverage.

ARTICLE VI

Procedure for Resolving Contested Claims

6.1 Objections to Claims. Objections to Claims and pre-Confirmation Administrative Expenses shall be made and served upon each holder of such Claims to which objections are made and filed with the Court within 60 days of the Effective Date; provided, however, that the deadline may be extended upon ex parte motion to the Court for cause shown.

6.2 Prosecution of Objections to Claims. The objecting party shall litigate to judgment, settlement, or withdrawal of any objections to contested Claims and Administrative Expenses. No distribution shall be made to any Creditor or holder of an Administrative Expense while an objection to the Claim or Administrative Expense is pending and the amount of such pending Claim or Administrative Expense shall be reserved and retained by the Plan Administrator, and the remaining distributions to the class which includes the contested Claim or Administrative Expenses shall be reduced by the amount of the contested Claim or Administrative Expense. Creditors and holders of Administrative Expenses, whose Claims and Administrative Expenses become Allowed Claims or allowed Administrative Expenses, shall receive the reserved distributions as soon as practical after they become allowed.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 16	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

6.3 Late Filed Claims. Unless otherwise ordered by the Bankruptcy Court upon motion and notice, any proof of Claim filed after the Confirmation Date shall be automatically disallowed as a late-filed Claim without further action by the Reorganized Debtors unless the Creditor obtains an order authorizing and allowing the late filed claim.

6.4 Disputed Claims. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any disputed Claim until such Claim becomes an Allowed Claim, and then only to the extent it becomes an Allowed Claim. The Plan Administrator shall reverse and retain distributions that would otherwise be paid to the Claimant or holder of an Administrative Expense prior to the allowance of a Claim or Administrative Expense. Creditors and holders of Administrative Expenses whose Claims and Administrative Expenses become Allowed Claims or allowed Administrative Expenses shall receive the reserved distributions immediately after their Claim or Administrative Expenses becomes an Allowed Claim or allowed Administrative Expense.

6.5 Dialog Health Claim. As of the Effective Date, the Dialog Health Agreement reflecting a mutual release of all claims by the Debtors and Dialog Health LLC against one another shall be deemed approved.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 17	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

ARTICLE VII

Extinguishment of Lenco’s Shares

7.1 Extinguishment of Lenco’s Stock. On the Effective Date, all existing and outstanding shares in Lenco shall be deemed extinguished and of no further existence or value. The claims of the holders of Lenco stock shall be resolved through the claim administration process established by this Plan.

7.2 SEC Reporting. Upon confirmation of the Plan, the Debtors shall file an 8-K Report disclosing confirmation of the Plan and extinguishment of Lenco’s stock. Upon confirmation of the Plan, Debtors shall file a final 8-K report, and shall thereafter be deemed relieved of all SEC reporting requirements.

ARTICLE VIII

Miscellaneous Provisions

8.1 Post-Confirmation Committee. Upon the Effective Date, and subject to exclusion of existing Committee members who do not wish to continue in such capacity after the Effective Date, the Committee shall continue to exist and function as the Post-Confirmation Committee (the “PCC”). The PCC and its counsel shall serve the limited role of monitoring the budget for Plan administration and deviations therefrom, if any. The PCC shall have a limited budget for the post-Effective Date duties described herein, which shall not exceed $15,000 unless otherwise approved by the Bankruptcy Court for cause shown.

8.2 Termination of the Plan. The Plan shall terminate and otherwise cease to be of any force or effect upon satisfaction of all of the Plan’s terms and completion of all distributions required under the Plan.

8.3 Modification of Plan. The Debtors may propose amendments or modifications to the Plan at any time prior to Confirmation. After Confirmation, the Reorganized Debtors may, with leave of Court and so long as it does not materially or adversely affect the interest of Creditors or other parties in interest, remedy any defect or omission or reconcile any inconsistency in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes, intent, and effect of the Plan.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 18	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

8.4 Automatic Stay. The automatic stay provided by 11 U.S.C. § 362 shall be reinstated upon confirmation as to all parties and shall remain in full force and effect to the extent necessary to aid in the implementation of the terms of the Plan until the Plan has been fully consummated.

8.5 Undeliverable Distributions. Any distribution returned to the Plan Administrator as undeliverable shall be held for two (2) months. Plan Administrator shall make reasonable efforts to locate the holder of an Allowed Claim entitled to such distribution. After two (2) months, if no holder of an Allowed Claim asserts a claim for the undeliverable distribution, it shall become property of the Consolidated Estate and no further distributions shall be made to the Creditor.

8.6 Post-confirmation Obligations for Reporting and Fees. The Plan Administrator shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6) until the case is closed, converted, or dismissed. The Plan Administrator shall serve on the United States Trustee a monthly disbursement report for each month, or portion thereof, that the case remains open. The post-confirmation monthly disbursement report shall include a statement of all disbursements made during the course of the month, whether or not pursuant to the Plan. In addition, the Reorganized Debtors shall timely file all quarterly post-confirmation reports required by LBR 2015-1(d).

8.7 De Minimis Distributions. The Plan Administrator shall not be required to issue distribution checks in an amount less than $15.00, other than to holders of a Convenience Claim. Should a cash balance remain in the Consolidated Estate of less than $5,000 following the Final Distribution, the Plan Administrator may contribute such remaining balance to the CENTS nonprofit organization promoting Consumer Education and Training Services.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 19	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

ARTICLE IX

Retention of Jurisdiction

The Court shall retain jurisdiction of this Chapter 11 case pursuant to the provisions of the Code, until and subject to further order of the Court; specifically, the Court shall retain jurisdiction to hear or determine the following matters:

9.1 To enable the Debtors to consummate any and all proceedings which may be brought prior to or subsequent to the Confirmation Order.

9.2 To consider actions to avoid, set aside, or otherwise determine the extent, validity, and priority of liens or encumbrances.

9.3 To consider objections to Claims or the allowance thereof.

9.4 To consider actions for the recovery of assets (including but not limited to accounts) or damages as entitled under the applicable provisions of the Code or other federal, state, or local law, including but not limited to actions based on any ultra vires pre-petition acts of the Debtors.

9.5 To prosecute to resolution all related contested matters or adversary proceedings pending on the Confirmation Date or filed in the Court thereafter.

9.6 To issue injunctions or take such other actions or make such other orders as may become necessary or appropriate to restrain interference with the Plan or its execution or implementation; to take any action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court; and to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan.

9.7 To determine all matters that may be pending before the Court on or before the Effective Date.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 20	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

9.8 To classify, allow, or disallow Claims and the direct distribution of funds under the Plan and to adjudicate all controversies concerning the classification, treatment, or allowance of any Claim.

9.9 To enforce performance of the Plan.

9.10 To hear and determine all Claims arising from the rejection of executory contracts and unexpired leases and to consummate the rejection and termination thereof.

9.11 To liquidate damages in connection with any disputed, contingent, or unliquidated Claims.

9.12 To recover all assets and properties of the Consolidated Estate wherever located.

9.13 To hear and determine matters concerning state, local, and federal taxes.

9.14 To determine any and all applications for allowance of pre-confirmation compensation and expense reimbursement of professionals or other Administrative Expense claimants.

9.15 To resolve any dispute related to the implementation, execution, consummation, or interpretation of the Plan or Confirmation Order and the making of distributions under this Plan.

9.16 To resolve any dispute related to the scope of duties or powers, including those related to compensation or retention of employees, consultants, or professionals of the Reorganized Debtors or the Plan Administrator.

9.17 To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigation instituted in this case by or on behalf of the Reorganized Debtors.

9.18 To hear actions required to protect the property of the Reorganized Debtors from adverse Claims or interference inconsistent with this Plan, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan.

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 21	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

9.19 To hear and determine such other matters and make such orders as are necessary and appropriate to carry out the provisions of the Plan. The powers of this Court shall be broadly and liberally construed.

ARTICLE X

Events of Default

In the event there is a default under the provisions of the Plan as confirmed, any Creditor holding an Allowed Claimed and desiring to assert such a default shall provide the Plan Administrator and Creditors with written notice of the alleged default. The Plan Administrator shall have 30 days from receipt of the written notice by U.S. Mail and email in which to cure the default.

Dated this 12th day of November, 2015.

Archer USA, Inc.,		Lenco Mobile, Inc.

By:	/s/ Matthew Harris	By:	/s/ Matthew Harris
	Matthew Harris, Chief Executive Officer		Matthew Harris, Chief Executive Officer

DEBTORS’ MODIFIED PLAN OF REORGANIZATION - 22	LANE POWELL PC 1420 FIFTH AVENUE, SUITE 4200 P.O. BOX 91302 SEATTLE, WA 98111-9402 206.223.7000 FAX: 206.223.7107

EXHIBIT A

AGREEMENT FOR PLAN ADMINISTRATION

This Agreement for Plan Administration (“Agreement”) is made and entered into as of this __th day of__________ , 2015, by and among Archer USA, Inc. (“Archer”), Lenco Mobile Inc. (“Lenco”) (together with Archer, the “Debtors”), and Anthony J. Neupert, solely in his capacity as Plan Administrator (the “PA”) pursuant to the Debtors’ Chapter 11 Plan, as confirmed by the Bankruptcy Court (the “Plan”).

Recitals

A. On September 6, 2015, Archer and Lenco each filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code as Case Nos. 14-16659 and 14-16660, respectively, in the United States Bankruptcy Court for the Western District of Washington (the "Bankruptcy Court”).

B. On February 13, 2015, the Bankruptcy Court entered its Order Granting Joint Motion of Lenco Mobile Inc. and Archer USA for Substantive Consolidation that substantively consolidated the Archer and Lenco bankruptcy cases for all purposes as of September 6, 2014 under the lead Case No. 14-16659 (the “Bankruptcy Case”).

C. Assets subject to the Plan include all cash, accounts, causes of action, including all preference, avoidance and other potential claims of the Debtors, and other property comprising assets of the Debtors’ bankruptcy estate (the “Estate Assets”).

D. Under the terms of the Plan, the PA is appointed for the purpose of implementing the Plan, including prosecuting preference and avoidance actions, objecting to claims, making distributions to creditors, and winding down the Debtors and their affiliates.

NOW, THEREFORE, BY THIS AGREEMENT the parties wish to establish the rights, duties, and obligations of Debtors and the PA in connection with the Plan.

Agreement

1. Authority of the PA. The PA shall implement the Plan, which includes taking all necessary action to, commence and settle avoidance and preference actions, file objections to creditor claims, wind up all outstanding affairs of the Debtors, make distributions to creditors under the provisions of the Plan, and file final tax returns and dissolution documents. Subject to the procedures of Section 4.1.1 of the Plan, the PA will have authority to make decisions regarding administration of the Consolidated Estate.

2. Reporting. Consistent with and in addition to the reporting requirements of Section 4.6 and 8.6 of the Plan, the PA shall file with the Bankruptcy Court monthly Disbursement Reports for Confirmed Case and quarterly Chapter 11 post-confirmation reports as required by Rule 2015-1(d) of the Local Rules of Bankruptcy Procedure – Western District of Washington. The PA’s quarterly reports shall include: (a) disclosure of the cash balance in the Debtors’ post-confirmation account; (b) a cash flow statement; (c) a status update regarding pending litigation and claim objections; and (d) a status report regarding other significant plan matters. The PA shall also file a final report in connection with the Final Distribution and the closing of the Chapter 11 Cases.

3. Debtors’ Funds. The Debtors and their officer(s) will assist in transferring control of all Debtors’ cash to the sole control of the PA. This assistance will include execution of any and all documents necessary to transfer control of cash in bank accounts.

4. Abandonment of Property. Consistent with the procedures in Section 4.1.1 of the Plan, the PA may abandon an Estate Asset, if the cost of maintaining the asset at issue exceeds the value which can reasonably be realized from its administration.

5. Causes of Action. The PA shall have authority to determine which identified causes of action included in the Estate Assets should be asserted or pursued. Any decisions by the PA not to assert any identified cause of action shall be considered an abandonment subject to section 4 above, and shall be subject to the procedures for abandonment in Section 4.1.1 of the Plan.

6. Employment of Professionals. The PA will employ Lane Powell PC as his bankruptcy counsel, on the same terms and conditions as set forth in Lane Powell’s Bankruptcy Court-approved employment application. In addition, the PA may engage, with Bankruptcy Court approval, accountants and other professionals as necessary for the orderly administration of the Consolidated Estate.

7. Employment of Consultants. The PA may retain the advisory services of former employees of Archer USA Inc., as independent contractors, to the extent necessary for the effective implementation of the Plan, preparation of final tax returns and dissolution documents, and winding down the affairs of the Debtors. The individuals whom the PA may retain as consultants include:

Name	Hourly Rate	Maximum Monthly Compensation to be paid without Court order
Matthew R. Harris	$450.00	$18,000.00
Douglas Durst	$210.00	$10,000.00
Patrick J. Braden	$125.00	$7,500.00
Andrea M. Parmley	$70.00	$4,500.00

8. Compensation of Consultants. Consistent with and in addition to Section 4.5 of the Plan, the PA may pay the fees and reasonable expenses of these consultants without prior Bankruptcy Court approval so long as the fees of any single consultant do not exceed the corresponding maximum monthly amount listed above. Should any consultant’s fees exceed the listed maximum amount for a particular month, the PA shall provide notice of his intent to compensate the consultant the excess amount (“Consultant Compensation Notice”) to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file a copy of the Consultant Compensation Notice with the Bankruptcy Court. The Consultant Compensation Notice shall include a description of the relevant time periods, the services provided, and the excess compensation amounts. If the PA receives no objection to the Consultant Compensation Notice within ten (10) days of its filing, the PA shall pay the identified excess fees and costs. If the PA receives a timely objection to the Consultant Compensation Notice, the PA shall be required to seek Bankruptcy Court approval to pay the consultant’s excess fees and costs.

9. Compensation of the PA and PA’s Professionals. Consistent with and in addition to Section 4.5 of the Plan, the PA shall be authorized to make periodic payments for his and his professionals’ fees and costs. Prior to each payment, the PA shall give notice of his intent to compensate the PA and his professionals for their fees and expenses (“PA Compensation Notice”) to all creditors who have filed a request for special notice with the Bankruptcy Court, and shall contemporaneously file the PA Compensation Notice with the Bankruptcy Court. The PA Compensation Notice shall include a description of the relevant time periods, the services provided, and the compensation amounts sought. If the PA receives no objection to the PA Compensation Notice within ten (10) days of its filing, the PA shall pay his and his professionals’ fees and costs. If the PA receives a timely objection to the PA Compensation Notice, the PA shall be required to seek Bankruptcy Court approval to pay his and his professionals’ fees and costs.

10. No Personal Liability. The PA shall have no personal liability for any acts undertaken on behalf of the Consolidated Estate in his capacity as the PA, provided such acts are not found to have been in furtherance of fraud or other willful misconduct by the PA. To the extent the PA’s actions give rise to any third-party claims, such claims may be asserted solely against the Consolidated Estate, and not against the PA in his individual capacity, provided such actios are not found to have been in furtherance of fraud or other willful misconduct by the PA.

11. Conflict with Plan. Capitalized terms in this Agreement that are not defined shall have the same meaning as in the Plan. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern the conduct of the parties.

12. Termination/Modification. This Agreement may only be modified or terminated by order of the Bankruptcy Court.

13. Removal of Plan Administrator. Upon order of the Bankruptcy Court, the PA may be removed from his position and relieved of his authority under the Plan and this Agreement for (a) fraud, willful misconduct, or breach of fiduciary duty in connection with the affairs of the Consolidated Estate, or (b) for such physical or mental disability or illness as substantially prevents the PA from performing his duties under the Plan or this Agreement. Five or more creditors with allowed claims against the Consolidated Estate in excess of $25,000 each may submit a motion to the Bankruptcy Court for the removal of the PA.

14. Disability, Death, or Resignation of Administrator. If the PA (a) gives written notice to his counsel that physical or mental disability prevents him from performing his duties, (b) the PA dies, or (c) the PA resigns after required 60-day notice to his counsel, such counsel shall recommend to the Bankruptcy Court a successor PA who will assume the PA’s duties and authority upon order of the Bankruptcy Court approving such employment.

15. Successors. The terms of this Agreement shall be binding on any successor(s) of the PA.

16. Continuing Jurisdiction of the Bankruptcy Court. Consistent with the terms of the Plan, the Bankruptcy Court shall have continuing jurisdiction over the Consolidated Estate, the Plan, and the parties' obligations under this Agreement. The PA or the Debtors may seek guidance, orders or other determinations by the Bankruptcy Court if such party believes it is necessary or desirable for the administration of the Consolidated Estate.

Lenco Mobile Inc.

By

Matthew R. Harris, CEO

Archer USA Inc.

By

Matthew R. Harris, CEO

Plan Administrator

Anthony J. Neupert